Exhibit 99.1

Mile Marker International, Inc. Announces Record 2004 Financial Results

    POMPANO BEACH, Fla.--(BUSINESS WIRE)--Feb. 18, 2005--Mile Marker International, Inc. (OTCBB:MMRK), a specialty vehicle parts distributor, today announced its revenues and earnings for the year and the three months ending December 31, 2004.
    Mile Marker International, Inc. today announced that it earned net income of $3,552,729, or $0.36 per common share, for the year ending December 31, 2004, based on sales revenues of $23,336,084. 2004 sales increased by 76% over 2003 sales of $13,238,315. 2004 earnings were 170% greater than 2003 net earnings of $1,316,427, or $0.13 per common share. In the fourth quarter of 2004, the Company earned net income of $987,900, or $0.10 per common share, based on revenues of $6,413,638, compared to net income of $568,863 during the fourth quarter of 2003, or $0.06 per common share, based on sales revenues of $4,649,972.
    Richard Aho, President and CEO of Mile Marker International, Inc., said: "As we previously indicated, 2004 was our best year to date in terms of sales, net income and dividends. Approximately 46% of our 2004 earnings were distributed to our shareholders in the form of cash dividends. While 38% of our sales revenues resulted from military orders for replacement winches under long-term government contracts, our core non-military sales grew by 72% from approximately $8,400,000 in 2003 to approximately $14,400,000 in 2004. Much of this revenue growth was powered by the success of the Company's increasing lines of electric winches. We expect the performance momentum of our fourth quarter to continue into 2005 with the continued success of our new winch product lines, with military orders again constituting the major unpredictable variable in our anticipated quarterly sales and earnings."
    Mile Marker International, Inc., through its wholly-owned subsidiary, Mile Marker, Inc., is a manufacturer and distributor of specialized vehicle parts primarily for the four-wheel drive utility/recreational and military vehicle markets. The Company's unique patented hydraulic winch has received overwhelming acceptance by the U.S. military for installation on new and retrofitted Humvees.

    Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements which are not historical facts contained in this press release are forward-looking statements that involve certain risks and uncertainties including but not limited to risks associated with the uncertainty of future financial results, additional financing requirements, development of new products, government approval processes, the impact of competitive products or pricing, technological changes, the effect of economic conditions and other risks factors and uncertainties detailed in the Company's filings with the U.S. Securities and Exchange Commission.

    CONTACT: Mile Marker International, Inc., Pompano Beach
             Al Hirsch, 954-782-0604
             al@milemarker.com